EXHIBIT 99.1

WERNER HOLDING CO. TO EXTEND AND REVISE TERMS FOR CONSENT SOLICITATION FOR ITS
10% SENIOR SUBORDINATED NOTES DUE 2007

GREENVILLE, PA, MAY 28, 2003 — Werner Holding Co. (DE), Inc. (the “Company”), a wholly owned subsidiary of Werner Holding Co. (PA), Inc., announced today the extension of its solicitation for the consents (the “Solicitation”) of holders of its outstanding 10% Senior Subordinated Notes due 2007 (the “Notes”) in conjunction with its proposed recapitalization transaction (the “Recapitalization”), previously announced on May 7, 2003. The Solicitation will now expire at 5:00 p.m., New York City time, on June 6, 2003 (the “Expiration Date”), unless further extended. The Company may terminate the Solicitation or may extend the Solicitation for a specified period or on a daily basis. Consents may be revoked by Holders at any time on or prior to receipt of the consents of holders of a majority in principal amount of the Notes.

Additionally, the Company has revised the cash payments that it will make, concurrent with the consummation of the Recapitalization, to holders (“Holders”) of record on May 16, 2003 who have validly submitted and not withdrawn their consent, from $15.00 to $30.00 for each $1,000.00 principal amount of Notes (the “Consent Fee”). Noteholders who have previously submitted their consents are not required to revoke and/or resubmit their consents in order to receive the full amount of the increased Consent Fee. Any consents that are validly submitted and received, and not revoked, will be eligible for the full amount of the increased Consent Fee.

The Solicitation is being made upon the terms and conditions set forth in the Consent Solicitation Statement, dated May 16, 2003 (the “Consent Solicitation Statement”), of the Company and the related materials that have been distributed to Holders of the Notes, including the materials supplementing the Consent Solicitation Statement to be filed by the Company with the Securities and Exchange Commission under Form 8-K on May 29, 2003, summarizing, among other things, certain tax implications of the increased Consent Fee. Bondholders are encouraged to review the supplemental disclosure filed with the Form 8-K.

J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as exclusive Solicitation Agents in connection with the Solicitation. The Information Agent is MacKenzie Partners, Inc.

Contact: J.P. Morgan Securities Inc., +1-212-270-1111; or MacKenzie Partners, Inc., +1-212-929-5500 – collect;
banks and brokers, 1-800-322-2885.

Contact: Todd Fogarty, Kekst and Company, +1-212-521-4854.